Exhibit C to the Series Portfolios Trust - Transfer Agent Servicing Agreement

Name of Series	Date Added
Weiss Alternative Balanced Risk Fund	on or after September 1, 2015

Fees at September, 2015

Annual Service Charges to the Fund*
▪	Base Fee for 1st CUSIP	$22,000 per year
▪	Additional CUSIP Fee	$16,000 per year
▪	NSCC Level 3 Accounts	$10.00 per open account
▪	No-Load Fund Accounts	$12.00 per open account
▪	Load Fund Accounts	$15.00 per open account
▪	Closed Accounts	$2.50 per closed account

Annual Basis Point Fee
1 basis point on the first $250 million
.75 basis points on the next $250 million
.50 basis points on the balance

Services Included in Annual Basis Point Fee
▪	Telephone Calls
▪	Voice Response Calls
▪	Manual Shareholder Transaction & Correspondence
▪	Omnibus Account Transaction
▪	Daily Valuation/Manual 401k Trade
▪	Report Source - Client on-line access to fund and investor data. Includes set up and 2 user Ids.
▪	NSCC System Interface
▪	Short-Term Trader Reporting - Software application used to track and/or assess transaction fees that are determined to be short-term trades.
▪
Excessive Trader - Software application that monitors the number of trades (exchanges, redemptions) that meet fund family criteria for excessive trading and automatically prevents trades in excess of the fund family parameters.

▪	12b-1 Aging - Aging shareholder account share lots in order to monitor and begin assessing 12b-1 fees after a certain share lot age.

CUSIP Setup
▪	CUSIP Setup beyond the initial CUSIP - $1,500 per CUSIP
▪	Expedited CUSIP Setup - $3,000 per CUSIP (Less than 35 days)

Out-Of-Pocket Expenses
Including but not limited to telephone toll-free lines, mailing, sorting and postage, stationery, envelopes, service/data conversion, AML verification services, special reports, record retention, processing of literature fulfillment kits, lost shareholder search, disaster recovery charges, ACH fees, Fed wire charges, NSCC activity charges, DST charges, shareholder/dealer print out (daily confirms, investor confirms, tax, check printing and writing and commissions), voice response (VRU) maintenance and development, data communication and implementation charges, specialized programming, omnibus conversions, travel, excess history, FATCA and other compliance mailings.

Additional Services
Available but not included above are the following services - FAN Web shareholder e-commerce, FAN Mail electronic data delivery, Vision intermediary e-commerce, client Web data access, recordkeeping application access, programming charges, outbound calling & marketing campaigns, training, cost basis reporting, short-term trader reporting, excessive trader, investor email services, dealer reclaim services, literature fulfillment, money market fund service organizations, charges paid by investors, physical certificate processing, Real Time Cash Flow, CUSIP setup, CTI reporting, sales reporting & 22c-2 reporting (MARS), electronic statements (Informa), Fund Source, EConnect Delivery, Shareholder Call review analysis, marketing and fulfillment solution (eCONNECT), and additional services mutually agreed upon

Subject to annual CPI increase - All Urban Consumers - U.S. City Average.
Fees are calculated pro rata and billed monthly.

The monthly fee for an open account shall be charged in the month during which an account is opened through the month in which such account is closed. The monthly fee for a closed account shall be charged in the month following the month during which such account is closed.

Exhibit C (continued) to the Series Portfolios Trust - Transfer Agent Servicing Agreement
E-Commerce Fees at September, 2015
FAN Web
Shareholder internet access to account information and transaction capabilities through a hyperlink at the fund group web site.  Shareholders access account information, portfolio listing fund family, transaction history, purchase additional shares through ACH, etc.
▪	FAN Web Premium (Fund Groups over 50,000 open accounts)
−	Implementation - $15,000 per fund group – includes up to 25 hours of technical/BSA support
−	Annual Base Fee - $36,000 per year
▪	FAN Web Select (Fund Groups under 50,000 open accounts)
−	Implementation - $5,000 per fund group – includes up to 10 hours of technical/BSA support
−	Annual Base Fee - $12,000 per year
▪	FAN Web Direct (API) – Quoted Separately
▪	Customization - $200 per hour – (subject to change at prevailing rates of vendor)
▪	Activity (Session) Fees:
−	Inquiry - $0.15 per event
−	Account Maintenance - $0.25 per event
−	Transaction – Financial transactions, reorder statements, etc. - $0.50 per event
−	New Account Setup - $3.00 per event (Not available with FAN Web Select)
▪	Strong Authentication:
−	$0.045 per month per active FAN Web ID (Any ID that has had activity within the 180-day period prior to the billing cycle)

FAN Web- Responsive Design (includes Mobile Access)
Shareholder account access through the internet.  Shareholders can securely access account information, conduct financial transactions, and perform account maintenance activities. Electronic document delivery is also available as an adjunct service. This version of FAN Web has a completely redesigned, modern user interface which caters to a full range of connected devices, including tablets and smart phones.
▪	FAN Web Premium (Fund Groups over 50,000 open accounts)
▪	Implementation – - $25,000 per fund group – includes up to 90 hours of technical/BSA support
▪	Annual Base Fee - $39,000 per year
▪	FAN Web Select (Fund Groups under 50,000 open accounts)
−	Implementation – $12,000per fund group – includes up to 45 hours of technical/BSA support
−	Annual Base Fee - $15,000 per year
▪	Customization - $200 per hour - (subject to change at prevailing rates of vendor)
▪	Activity (Session) Fees:
−	Inquiry - $0.15 per event
−	Account Maintenance - $0.25 per event
−	Transaction – financial transactions, duplicate statement requests, etc. - $0.50 per event
−	New Account Set-up - $3.00 per event (Not available with FAN Web Select)
▪	Strong Authentication:
−	$0.045 per month per active FAN Web ID (Any ID that has had activity within the 180-day period prior to the billing cycle)

FAN Mail
Financial planner mailbox provides transaction, account and price information to financial planners and small broker dealers for import into a variety of financial planning software packages.
▪	Base Fee Per Management Company – file generation and delivery - $6,000 per year
▪	Per Record Charge
−	Rep/Branch/ID - $.018
−	Dealer - $0.012
▪	Price Files - $0.002 per record or $1.75 per user per month, whichever is less

Vision
Permits broker dealers, financial planners, and RIAs to use a web-based system to perform order and account inquiry, execute trades, print applications, review prospectuses, and establish new accounts.
▪	Inquiry Only
−	Inquiry - $0.05 per event
−	Per broker ID - $5.00 per month per ID
▪	Transaction Processing
−	Implementation - $5,000 per management companyTransaction – purchase, redeem, exchange, literature order - $0.50 per event
−
Exhibit C (continued) to the Transfer Agent Servicing Agreement – Series Portfolios Trust – E-Commerce Fees at September, 2015

Vision – (continued)
−	New Account Setup – $3.00 per event
−	Monthly Minimum Charge - $500 per month

Fund Source – Client Access to audited fund information, pricing, performance, literature, processing guidelines
$250 per Month - Unlimited Users

eConnect –
Upon consent from shareholder caller, forms and fulfillment pieces can be sent via email through a secured service rather than mailed.
-	$5 per Email

Client Web Data Access
USBFS client on-line access to fund and investor data through USBFS technology applications and data delivery and security software.
▪	BDS – Statement Storage & Retrieval
-	Setup: $
▪	Report and Data File Storage & Retrieval
-	Setup: Included in initial fund setup on Transfer Agent system
-	$200 per user per month beyond 2 users included as part of setup

Additional Data Delivery Services
▪	Ad Hoc per PowerSelect File Development
-	Standard ad-hoc select: $300 per file
-	Custom coded data for recurring, scheduled delivery: $200 per hour consultation and programming development
-	Support: $100 per file per month for recurring files/reports scheduled for delivery via Report Source.
-	Recurring files scheduled for delivery via Report Source.
▪	Custom Electronic File Exchange (DDS delivery of standard TIP files)
-	Setup: $2,500 one-time fee
-	Support: $100 per file per month

Recordkeeping Application Access
▪	Internet VPN – Infrastructure to allow for application accessibility to host systems and file transfers
−	$1,500 implementation
-	$500 per month250 per user
-	Support: $100 per user per month
−	ReportSource –
▪	Physical Network – Infrastructure to allow for application accessibility to host systems and file transfers
−	Cost varies depending upon location and bandwidth
▪	TA2000 3270 Emulation (Mainframe Green Screen) – Account inquiry and ability to perform financial transactions or account maintenance depending upon user access.
−	$500 implementation
−	$200 per ID per month
▪	TA2000 Desktop (Graphic User Interface to the TA2000 Mainframe) – Account inquiry and ability to perform financial transactions or account maintenance depending upon user access provisioning.
−	$2,500 implementation
−	$350 per ID per month
▪	TA2000 SmartDesk (Web Application to TA2000 Mainframe) – Account inquiry only.
−	$1,000 implementation
−	$200 per ID per month

▪	Automated Work Distributor (AWD) – Image and workflow application.
−	$13,500 implementation
−	$400 per ID per month
▪	Same Day Cash Management (SDCM) – Fund level transaction and cash reporting.
−	$1,500 implementation
−	$200 per ID per month
▪	PowerSelect – SQL database used for ad hoc reporting from the shareholder recordkeeping system.
−	$3,000 per month

Exhibit C (continued) to the Transfer Agent Servicing Agreement – Series Portfolios Trust
Supplemental Fees at September, 2015

Programming Charges- (subject to change at prevailing rate of vendor)
▪	$200 per hour
▪	Charges incurred for customized services based upon fund family requirements including but not limited to:
-	Fund setup programming (transfer agent system, statements, options, etc.)
-	Conversion programming
-	Customized service development
-	Voice response system setup (menu selections, shareholder system integration, testing, etc.)
-	All other client specific customization and/or development services

Outbound Calling & Marketing Campaigns – Cost based on project requirements

Transfer Agent Training Services
▪	On-site at USBFS - $1,500 per day
▪	At Client Location - $2,500 per day plus travel and out-of-pocket expenses if required

Cost Basis Reporting – Annual reporting of shareholder cost basis for non-fiduciary direct accounts.
▪	$1.00 per direct open account per year

Email Services – Services to capture, queue, monitor, service and archive shareholder email correspondence:
▪	$1,500 setup per fund group
▪	$500 per month administration
▪	$5.00 per received email correspondence

Dealer Reclaim Services – Services reclaim fund losses due to the pricing differences for dealer trade adjustments such as between dealer placed trades and cancellations.  There will be no correspondence charges related to this service.
▪	$1,000 per fund group per month

Literature Fulfillment Services
▪	Account Management/Database Administration
−	$300 per month
−	Receiving - $20 per SKU
−	Order Processing - $6 per order
−	Skid Storage - $20 per month per location
−	Disposal - $20 per SKU
▪	Inbound Teleservicing Only
−	Account Management - $250 per month
−	Call Servicing - $1.25 per minute
▪	Lead Source Reporting
−	$250 per month

▪	Closed Loop Reporting
−	Account Management - $500 per month
−	Database Installation, Setup - $1,500 per fund group
▪	Out-of-Pocket Expenses
−	Included but not limited to specialized programming, kit and order processing expenses, postage, and printing.

Shareholder Call Review Analysis
Includes Call Sampling sent securely to client and Reporting of internal representative reviews.
-	$350per Month

CTI Reporting – Integrated custom detailed call reporting
▪	$250 per monthly report

Exhibit C (continued) to the Transfer Agent Servicing Agreement –  Series Portfolios Trust - Supplemental Fees at September, 2015

Charges Paid by Investors
Shareholder accounts will be charged based upon the type of activity and type of account, including the following:
Qualified Plan Fees
▪	$15.00 per qualified plan account or Coverdell ESA account (Cap at $30.00 per SSN)
▪	$25.00 per transfer to successor trustee
▪	$25.00 per participant distribution (Excluding SWPs)
▪	$25.00 per refund of excess contribution
▪	$25.00 per reconversion/re-characterization

Additional Shareholder Paid Fees

▪	$15.00 per outgoing wire transfer or overnight delivery
▪	$5.00 per telephone exchange
▪	$25.00 per return check or ACH or stop payment
▪	$10.00 per research request per account (This fee applies to requests for statements older than the prior year)

Physical Certificate Processing – Services to support the setup and processing of physical certificated shares for a fund family:
▪	$750 setup per fund group
▪	$10.00 per certificate transaction

Real Time Cash Flow
▪	Implementation (one time charge) & Recurring Charges (monthly)
-	5 Users – $3,750
-	10 Users – $6,375
-	20 Users – $10,500
-	30 Users – $12,375
-	40 Users – $13,500
-	50 Users – $15,000
▪	Training
-	WebEx - $500 per user
-	On Site at USBFS - $1,500 per day
-	At Client Location - $2,500 per day plus travel and out-of-pocket expenses if required

▪	Real Time Data Feeds
-	Implementation (per feed) - $225 per hour (8 hour estimate)
-	Recurring (per feed) - $375 per month

Adviser’s Signature below acknowledges approval of the transfer agent fee schedules on this Exhibit C.

Weiss Multi-Strategy Advisers LLC

By:	Printed Name
Title:	Date:

Exhibit C (continued) to the Transfer Agent Servicing Agreement – Series Portfolios Trust
MARS Sales Reporting & Compliance Services Supplemental Services Fee Schedule

MARS Lite Implementation Cost – Eligibility Based on AUM and Transaction Size

▪	$20,000 – MARS Lite Base Compliance Reporting Only (Includes up to one year of DST/TA2000 data) Reduced from $20,000 to $10,000

MARS Lite Products & Services (Monthly fees based on AUM) Reduced fee for Compliance Reporting only

▪	$3,000/month	(AUM $0 - $249,999,999.99)
▪	$3,500/month	(AUM $250,000,000 - $399,999,999.99)
▪	$4,000/month	(AUM $400,000,000 - $549,999,999.99)
▪	$4,500/month	(AUM $550,000,000 - $699,999,999.99)
▪	$5,000/month	(AUM $700,000,000 - $849,999,999.99)
▪	$6,000/month	(AUM $850,000,000 - $999,999,999.99)

Once an AUM of $1,000,000,000 has been reached, additional fees will be negotiated. After an AUM range is surpassed, the monthly services fee would not decrease regardless of negative fluctuations.

Includes Enhanced Services up to 160 hours per month of support services. Basic support includes file import assistance, data scrubbing (cleaning of firm information), database query requests, compliance report monitoring/review/analysis and business requirements analysis.

Base includes initial three dealer interfaces. Each additional interface is $250 per month.

Storage allocation includes initial 10GB of data. Each additional 1GB of storage space is $75 per month.

No CRM real-time integration.

No system access.

Additional MARS Lite System Setup & Implementation Costs (One-time fee)

▪	$7,500 – Custom Data Interface
▪	$2,500 – Standard Interface
▪	$1,800 – OmniSERV Interface

Any System Upgrades & Enhancements

Quoted separately through a Statement of Work.

MARS Training

▪	$2,500 /day plus travel and out-of-pocket expenses.

** Any additional costs that may be charged by intermediaries/NSCC for data fees are not included.